EXHIBIT 10.1

RELEASE AGREEMENT

THIS RELEASE AGREEMENT (this “Agreement”), dated as of August 31, 2007, by and between Technest Holdings, Inc., a Nevada corporation (“Technest”), Southridge Partners LP, a Delaware limited partnership (“Southridge”):

W I T N E S S E T H  T H A T:

WHEREAS, Technest and Markland Technologies, Inc. (“Markland”) were parties to that certain Stockholder Agreement, dated March 13, 2006 (the “Stockholder Agreement”), and that certain License Agreement dated March 13, 2006 (the “License Agreement”); and

WHEREAS, Markland assigned all of its rights in the Stockholder Agreement, including with respect to the $250,000 receivable, and the License Agreement (collectively, the “Assets”) to Southridge pursuant to that certain Assignment and Assumption Agreement dated as of August 30, 2007 between Markland, as assignor, and Southridge, as assignee; and

WHEREAS, as owner of 100% of the rights previously enjoyed by Markland, Southridge is willing to (a) to terminate the obligations set forth in Section 1 of the Stockholder Agreement that restrict the ability of Technest to issue equity securities, convertible debt or derivative securities (the “Technest Equity Restrictions”), (b) to terminate the obligations set forth in Section 5 of the Stockholder Agreement relating to the right of co-sale (the “Right of Co-Sale”) and (c) terminate the License Agreement in its entirety upon the satisfaction of the terms and conditions set forth herein; and

WHEREAS, as consideration for such release and relinquishment by Southridge, Technest is willing to (i) release Southridge from its obligations, and relinquish any and all contractual rights and claims Technest may possess, arising from or in any way related to the Assets; and (ii) offer to Southridge, and Southridge is willing to accept from Technest, 3,000,000 shares of Technest’s common stock, $0.001 par value per share (“Common Stock”); and

WHEREAS, the parties hereto wish to enter into certain agreements regarding the voting of shares of Common Stock of Technest owned by the parties to this Agreement and the ability of the stockholders to act by written consent; and

WHEREAS, the parties desire that Southridge have representation on the Board of Directors of Technest in the manner described herein.

NOW, THEREFORE, in consideration of the agreements set forth herein and intending to be legally bound by this Agreement, the parties to this Agreement agree as follows:

1.  Definitions.  “Affiliate” of any person or entity shall mean any person or entity which, directly or indirectly, owns or controls, is under common ownership or control with, or is owned or controlled by, such person or entity.

2.  Termination of Technest Equity Restrictions, Right of Co-Sale and License Agreement.  Section 1 Restrictions on Issuance of Equity, Convertible Debt or Derivative Securities and Section 5 Provisions Regarding Co-Sale of the Stockholder Agreement in their entirety are hereby terminated and shall be of no further force or effect.  The parties hereto acknowledge and agree that, subject to the restrictions in Section 7 below, Technest may issue Common Stock, convertible debt, derivative securities, shares of any class of capital stock, securities convertible into or exercisable or exchangeable for Common Stock or any class of capital stock, or options, warrants or rights carrying any right to purchase Common Stock or any class or capital stock (“Technest Securities”) without restriction under any provision of the Stockholder Agreement and (b) Southridge, as assignee of Markland, shall have no right of co-sale or other right to participate in any offering made by Technest.  Notwithstanding the above, Technest shall remain obligated to pay Southridge, as assignee of Markland, the remaining $250,000 receivable due pursuant to Section 7 of the Stockholder Agreement. The License Agreement in its entirety is hereby terminated and shall be of no further force or effect.

3.  Voting Agreement.  Southridge hereby agrees that it will vote all shares of Common Stock owned by it and to cause its Affiliates that own shares of Common Stock or Technest Preferred Stock to vote all of their shares,  in favor of any transaction providing for the sale of either (i) the common stock of EOIR or (ii) the majority of the assets of EOIR, that is approved and recommended by a majority of the directors of Technest if: (a) the gross consideration to be received by Technest in such approved sale shall not be less than $34,000,000 (the “Proposed Transaction”) and (b) a definitive agreement for such transaction is entered into on or before September 10, 2007.

4.  Board Representation.  The Board of Directors of Technest hereby agrees that within five (5) business days of (a) the signing of the Proposed Transaction or (b) on or prior to September 10, 2007, whichever is earlier, to increase the size of the board from five to six and fix the number of directors of Technest at six and to elect two reasonably qualified individuals representing Southridge to fill the newly created directorships in accordance with Technest’s Bylaws.  Southridge shall provide the names of the new directors to Technest as soon as reasonably possible but no later than the date of the signing of the Proposed Transaction or September 10, 2007, whichever is earlier (the “Notice Date”). The Board of Technest shall notify Southridge within five (5) business days of the Notice Date whether it has any objection to the proposed individuals.

5.  Repeal of Prohibition of Stockholder Action by Written Consent.  Within five business days of the signing of a definitive agreement for the Proposed Transaction, the Board of Directors of Technest shall amend Article II, Section 2.10 “Stockholder Action Without a Meeting Prohibited” to read as follows:

Section 2.10  ACTION WITHOUT MEETING

Notwithstanding contrary provisions of these Bylaws covering notices and meetings, any action required or permitted to be taken at an annual or special meeting of stockholders may be taken by the stockholders without a meeting, without prior notice, and without a vote if a consent in writing, setting forth the action so taken, shall be signed by a majority of the holders of shares of capital stock issued and outstanding and entitled to vote on the subject matter, except that if a different proportion of voting power is required for such an action at a meeting, then that proportion of written consents is required. The written consents shall be filed with the minutes of the proceedings.

Southridge hereby agrees that from the date of such board action until (i) the distribution by Technest to its stockholders of the net proceeds of the Proposed Transaction, if any, or (ii) November 16, 2007, whichever is earlier, Southridge as stockholders would only act pursuant to Article II, Section 2.10 to approve the Proposed Transaction and take no other corporate action by written consent.

6.   Distribution of Net Proceeds from Proposed Transaction; Record Date.  Technest hereby agrees that in the event Technest receives sufficient proceeds from the Proposed Transaction to allow for a distribution to its stockholders after payment of currently existing obligations to its lenders, terminated employees and any transaction costs, subject to Nevada corporate law, Technest shall distribute a minimum of 90% of such net proceeds of the Proposed Transaction to its stockholders. Technest agrees that the use of proceeds associated with the initial  closing of the Proposed Transaction shall be distributed in accordance with the schedule previously provided by Technest to Southridge.   In the event that there exists any surplus of proceeds from the initial closing not otherwise allocated under the schedule, such proceeds shall be used for general working capital.

7.  Restrictions on Equity Issuances. From the date of this Agreement until (i) the distribution by Technest to its stockholders of the net proceeds of the Proposed Transaction or (ii) March 31, 2008, whichever is earlier, Technest agrees that it will not sell or issue any shares of Common Stock (or securities convertible or exercisable into shares of Common Stock) at less than a 20% discount to the then current Market Price (as defined below); provided however, that Technest shall be permitted to (i) issue shares of Common Stock (or securities convertible or exercisable into shares of Common Stock) already awarded as of the date of this Agreement pursuant to its 2006 Stock Award Plan and (ii) issue up to 250,000 shares of Common Stock issuable under the 2006 Stock Award Plan.  For purposes of this section, the then current “Market Price” shall be defined as the average closing sale price of the Common Stock for the ten (10) trading days ending three (3) business days prior to the issuance date of such securities as reported by Nasdaq or the Bloomberg Information Systems, Inc. or any successor to its function of reporting stock prices.

8.  Restrictions on Related Party Transactions.  From the date that a definitive agreement for the Proposed Transaction is executed until (i) the distribution by Technest to its stockholders of the net proceeds of the Proposed Transaction or (ii) March 31, 2008, whichever is earlier, Technest agrees that it will not enter into any transaction with its officers, directors, stockholders or any of their Affiliates, except for transactions that are in the ordinary course of Technest’s business, upon fair and reasonable terms that are no less favorable to Technest than would be obtained in an arm’s length transaction with a non-Affiliated person or entity.

9.  Right of First Offer.  (a) If Technest desires to sell any equity securities for capital raising purposes (the “Proposed Financing”) within twelve  months of the date of this Agreement (other than pursuant to its 2006 Stock Award Plan or in connection with lease financing, settlement of litigation, strategic transactions, mergers or acquisitions), Technest shall first deliver written notice of its desire to do so (the “Notice”) to Southridge, in the manner prescribed in Section 14 of this Agreement.  The Notice shall describe in reasonable detail the proposed material terms of such Proposed Financing, the amount of proceeds intended to be raised thereunder and shall include a term sheet or similar document relating thereto as an attachment, if such document is available.

(b) Southridge shall have the first option to purchase all or part of the equity securities offered in the Proposed Financing for the consideration per share and on the terms and conditions specified in the Notice.  Southridge must exercise such option, no later than five (5) business days after such Notice is deemed (the “Offer Period”) under Section 14 hereof to have been delivered to it, by written notice to the Chief Financial Officer of Technest.  If Technest receives no notice from Southridge as of the close of business on such fifth business day, then Southridge shall be deemed to have notified Technest that it does not exercise its option.

(c) In the event that Southridge duly exercises its option to purchase all or part of the equity securities offered in the Proposed Financing, the closing of such purchase shall take place at the offices of Technest no later than the date thirty (30) days after the expiration of such 5-day period.

(d)  If Southridge does not exercise its option to purchase all or part of equity securities of the Proposed Financing within the Offer Period, then the option of Southridge to purchase the equity securities of the Proposed Financing, whether exercised or not, shall terminate, with respect to the particular Proposed Financing.  In such case, the transaction contemplated by the Notice on materially the same terms shall be consummated by Technest no later than 90 days after the expiration of the Offer Period.  If the Proposed Financing is not consummated within 90 days after the expiration of the Offer Period, Technest shall provide Southridge a second Notice of a Proposed Financing and again offer the Proposed Financing within the periods set forth above.

10.  Mutual Releases.  Effective upon the date of this Agreement, Technest, and Southridge and its Affiliates do hereby remise, release and forever discharge and covenant not to sue each other party and/or its directors, officers, representatives, employees, agents, attorneys, subsidiaries, Affiliates, parents, predecessors, successors and assigns (including, without limitation, any acquiror of E-OIR Technologies, Inc., a Virginia corporation) with respect to any and all debts, demands, actions, causes of action, suits, sums of money, contracts, controversies, agreements, promises, executions, liabilities and any and all other claims of any kind nature and description whatsoever, both in law and equity (know and unknown), which such party may have or ever had from the beginning of the world until the date of this Agreement; provided that the covenants, duties and obligations arising under this Agreement shall survive this release and shall be fully enforceable in accordance with their terms.

11.  Issuance of Common Stock to Southridge.  In consideration of the agreements and covenants of Southridge in this Agreement, on the date of this Agreement, Technest shall issue to Southridge 3,000,000 shares of Common Stock.

12.  Representations of Technest.  Technest represents and warrants to Southridge as follows:

(a)           Organization.  Technest is duly organized and validly existing and is in good standing under the laws of the jurisdiction of its incorporation.  Technest has full corporate power and authority to own, operate and occupy its properties and to conduct its business as presently.

(b)           Due Authorization.  Technest has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement.  This Agreement has been duly authorized and validly executed and delivered by Technest and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a valid and legally binding obligation of Technest enforceable against Technest in accordance with its terms, except to the extent (i) enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting creditors’ and contracting parties’ rights generally and (ii) enforceability may be limited by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c)           The Common Stock Issued to Southridge.  Upon issuance and delivery of the 3,000,000 shares of Common Stock to be issued to Southridge in accordance with this Agreement, such shares of Common Stock will be validly issued, fully paid and non assessable.

(d)           No Conflicts.  The execution, delivery and performance by Technest of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not breach or constitute a default under any applicable law or regulation or of any agreement, judgment, order, decree or other instrument binding on Technest.

(e)           No Governmental Consent or Approval Required.  Assuming the accuracy of the representations made by Southridge in this Agreement, no authorization, consent, approval or other order of, declaration to, or filing with, any governmental agency or body is required for or in connection with the valid and lawful authorization, execution and delivery by Technest of this Agreement or for or in connection with the valid and lawful authorization, issuance and delivery of the 3,000,000 shares of Common Stock.

13.  Representations of Southridge.  Southridge represents and warrants to Technest as follows:

(a)  Securities Law Representations and Warranties.

(i)           Southridge (i) is an “accredited investor” as defined in Regulation D under the Securities Act, (ii) has the knowledge, sophistication and experience necessary to make, and is qualified to make decisions with respect to, investments in securities presenting an investment decision like that involved in the purchase of investments in securities issued by Technest and investments in comparable companies, (iii) can bear the economic risk of a total loss of its investment in the Common Stock and (iv) has requested, received, reviewed and considered all information it deemed relevant in making an informed decision to acquire the Common;

(ii)           Southridge is acquiring the Common Stock for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof;

(iii)           Southridge  will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the Common Stock acquire pursuant to this Agreement, except in compliance with the Securities Act, applicable state securities laws and the respective rules and regulations promulgated thereunder;

(iv)           Southridge understands that the Common Stock is being offered and sold to it in reliance on specific exemptions from the registration requirements of the United States federal and state securities laws and that Technest is relying upon the truth and accuracy of, and Southridge’s compliance with, representations, warranties, agreements, acknowledgements and understandings of the Investor set forth herein in order to determine the availability of such exemptions and the eligibility of Southridge to acquire the Common Stock;

(v)            Southridge understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Common Stock or the fairness or suitability of an investment in the Common Stock; and

(vi)           Southridge has been furnished with all materials relating to the business, financial condition, results of operations, properties, management, operations and prospects of Technest and its subsidiaries which have been requested by Southridge.  Southridge has been afforded the opportunity to ask questions of Technest and has received answers from an authorized representative of Technest which are satisfactory to Southridge.

(vii)           Southridge has independently evaluated the merits of its decision to acquire the Common Stock pursuant to this Agreement.

(b)  Legends. Southridge understands that, until the end of the applicable holding period under Rule 144(k) of the Securities Act of 1933, as amended (or any successor provision) with respect to the Common Stock, any stock certificate representing the Common Stock shall bear a legend in substantially the following form:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN EXEMPTION THEREFROM.

The legend set forth above shall be removed upon expiration of the applicable two-year holding period under Rule 144(k) of the Securities Act (or any successor rule); provided that the Investor is not and has not been within three months prior to such date, an “affiliate” of the Company (as such term is defined in Rule 144 of the Securities Act).  The Company may make a notation on its records and/or provide instruction to its transfer agent regarding the Company’s stock transfer records, consistent with the provisions of this Section 13(b).

(c)  Authorization; Enforcement; Validity. Southridge has full right, power, authority and capacity (corporate, statutory or otherwise) to enter into this Agreement and to consummate the transactions contemplated hereby and has taken all necessary action to authorize the execution, delivery and performance of this Agreement.  This Agreement constitutes a valid and binding obligation of Southridge enforceable against such party in accordance with its terms, except to the extent (i) enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting creditors’ and contracting parties’ rights generally and (ii) enforceability may be limited by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(d)  Certain Transactions.  Southridge  (i) represents that on and from the date such party first became aware of material nonpublic information concerning Technest, including, without limitation, the possibility of entering into this Agreement, it has not engaged in any transaction involving Technest Common Stock in violation of the Securities Act and (ii) covenants that agrees that it will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the Common Stock held by it, except in compliance with the Securities Act, applicable state securities laws and the respective rules and regulations promulgated thereunder.

(e)  SEC Reports.  Southridge has had an opportunity to review copies of Technest’s Annual Report on Form 10-K for the year ended June 30, 2006 (and any amendments thereto), Technest’s Proxy Statement for its 2006 Annual Meeting of Shareholders, Technest’s Quarterly Reports on Form 10-Q for the quarters ended September 30, 2006, and December 31, 2006 and March 31, 2007 (and any amendments thereto) and each of Technest’s Current Reports on Form 8-K filed since January 1, 2006 (and any amendments thereto).

14.  Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given when delivered in hand or mailed by first-class, registered or certified mail, postage prepaid, addressed to the address of the relevant party set forth below such party’s signature hereto or to such other person(s) or address(es) as the party shall have furnished to the other parties in writing.

15.  Miscellaneous.

(a)  This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof.

(b)  This Agreement shall not be amended except by a written agreement executed and delivered by or on behalf of the parties hereto.

(c)  This Agreement shall bind and inure to the benefit of the parties and their respective successors and assigns.  Nothing herein expressed or implied is intended or shall be construed to confer upon or give any person, firm or corporation, other than the parties hereto and their respective successors and assigns, any rights or remedies under or by reason of this Agreement.

(d)  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

(e)  Any waiver of any terms or conditions of this Agreement shall not operate as a waiver of any other breach of such terms or conditions or any other term or condition, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof; provided, however, that no such written waiver, unless it, by its own terms, explicitly provides to the contrary, shall be construed to effect a continuing waiver of the provision being waived and no such waiver in any instance shall constitute a waiver in any other instance or for any other purpose or impair the right of the party against whom such waiver is claimed in all other instances or for all other purposes to require full compliance with such provision.

(f)   Each of the parties hereto agrees to execute all such further instruments and documents and to take all such further action as any other party may reasonably require in order to effectuate the terms and purposes of this Agreement.

(g)   If any provision of this Agreement shall be held or deemed to be, or shall in fact be, invalid, inoperative or unenforceable as applied to any particular case in any jurisdiction or jurisdictions, or in all jurisdictions or in all cases, because of a conflict between any provision hereof with any constitution or statute or rule of public policy or for any other reason, such circumstance shall not have the effect of rendering the provision or provisions in question, invalid, inoperative or unenforceable in any other jurisdiction or in any other case or circumstance or of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable to the extent that such other provisions are not themselves actually in conflict with such constitution, statute or rule of public policy, but this Agreement shall be reformed and construed in any such jurisdiction or case as if such invalid, inoperative or unenforceable provision had never been contained herein and such provision reformed so that it would be valid, operative and enforceable to the maximum extent permitted in such jurisdiction or in such case.

(h)   Whenever used herein, the singular number shall include the plural, the plural shall include the singular, and the use of any gender shall include all genders.

(i)    The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

(j)    This Agreement shall be governed by and construed and enforced in accordance with the law of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.  EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

TECHNEST HOLDINGS, INC.

By: /s/ Gino Pereira
Name: Gino Pereira
Title: Chief Financial Officer

Notice address:

10411 Motor City Drive
Suite 650
Bethesda MD 20817

SOUTHRIDGE PARTNERS LP

By: /s/ S. Hicks
Name: S. Hicks
Title: Managing Director

Notice address:

90 Grove Street
Ridgefield CT 06877